Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	William C. McCartney
Chief Financial Officer

		Telephone:	(978) 688-1811
		Fax:	(978) 688-2976

WATTS WATER TECHNOLOGIES REPORTS SECOND QUARTER

RESULTS FOR 2011

Operating Results:

•	Second quarter sales of $375.7 million, an increase of 16% versus the second quarter of 2010, primarily from acquisitions and favorable foreign exchange.
•	Second quarter net income per diluted share from continuing operations on a GAAP basis of $0.34 compared to $0.59 in the second quarter of 2010, a decrease of 42%, or $0.50 on an adjusted basis, compared to $0.57 on an adjusted basis in the second quarter of 2010, a decrease of 12%.
•	Danfoss Socla S.A.S. (Socla) acquisition dilutive to net income from continuing operations by $0.07 on a GAAP basis, and accretive by $0.03 on an adjusted basis.
•	EPS positively affected by $0.03 for foreign exchange when compared to the second quarter of 2010.

All financial information and period-to-period references are on a continuing operations basis unless otherwise noted. Reconciliations to discontinued operations and generally accepted accounting principles (GAAP) and non-GAAP reconciliations are provided in the attached financial tables.

North Andover, MA…August 2, 2011. Watts Water Technologies, Inc. (NYSE: WTS) today announced results for the second quarter ended July 3, 2011. Net income per diluted share from continuing operations (EPS) for the second quarter of 2011 was $0.34. This represents a decrease of 42% as compared to $0.59 of EPS reported in the second quarter of 2010. Second quarter 2011 EPS includes a negative $0.16 impact for various special items, including restructuring and other charges of $0.10, of which $0.04 relates to Socla and $0.06 relates to approved programs for existing businesses, and acquisition accounting adjustments of $0.06, all related to the Socla acquisition. Adjusting for these items, second quarter 2011 adjusted EPS was $0.50, compared to second quarter 2010 adjusted EPS of $0.57, a decrease of 12%. Socla contributed $0.03 on an adjusted basis in the second quarter, with the underlying business contributing $0.47 on an adjusted basis in the second quarter of 2011 or 18% below adjusted EPS of $0.57 for the same period last year.

Sales for the second quarter of 2011 were $375.7 million, an increase of $51.7 million, or 16%, compared to the second quarter of 2010. Acquisitions, principally the Socla acquisition, accounted for $33.3 million of the increase, favorable foreign exchange accounted for $16.6 million of the increase, primarily due to the strengthening of the euro against the U.S. dollar, and $1.8 million of the increase was attributable to increased organic sales. Operating income in the second quarter of 2011 was $26.6 million, which yielded operating margins of 7.1%, compared to operating income in the second quarter of 2010 of $33.3 million, which yielded operating margins of 10.3%. On an adjusted basis, operating income in the second quarter of 2011 decreased by $0.7 million to $35.7 million from $36.4 million in the second quarter of 2010. Adjusted operating margins decreased by 1.7 percentage points to 9.5% in the second quarter of 2011, compared to 11.2% on an adjusted basis in the second quarter of 2010.

North American sales for the second quarter of 2011 increased $5.7 million to $212.0 million, compared to $206.3 million for the second quarter of 2010. This increase was due to acquired sales of $2.5 million, an organic sales increase of $2.1 million and favorable foreign exchange movements, associated with the strengthening of the Canadian dollar against the U.S. dollar of $1.1 million. Sales into the North American wholesale market increased organically by 3% during the second quarter as compared to the same period in 2010, primarily from increased sales in our plumbing and heating product lines, backflow product lines and drains product lines. Organic sales into the North American DIY home improvement market decreased 6% for the second quarter as compared to the second quarter of 2010 primarily due to decreased unit volume.

European sales for the second quarter of 2011 increased $45.7 million to $157.8 million, compared to $112.1 million for the second quarter of 2010. This increase was primarily due to acquired sales of $30.3 million and favorable foreign exchange movements associated with the strengthening of the euro versus the U.S. dollar of $15.2 million. Organic sales in Europe for the second quarter of 2011 were essentially flat with the second quarter of 2010 as an increase in the OEM market of 4% was offset by reduced sales into the European DIY market. The OEM sales increase was driven by stronger under floor radiant heating products sales in the German domestic and export markets, and the reduction in the DIY sales resulted primarily from a weak market in France, due to economic uncertainties. European sales represented approximately 42% and 35% of total Company sales in the second quarters of 2011 and 2010, respectively.

China sales for the second quarter of 2011 increased $0.3 million to $5.9 million compared to the second quarter of 2010. The increase was driven by acquired sales and favorable foreign exchange associated with the strengthening of the Chinese Yuan against the U.S. dollar.

In the second quarter of 2011, the Company recorded income of $0.05 per share in discontinued operations related to a reserve adjustment for the previously disclosed FCPA investigation.  The adjustment reflects management's best estimate of a possible charge in connection with this matter based on ongoing discussions with SEC staff.  There is no definitive agreement for resolution of this matter at this time.

Sales for the first six months of 2011 were $705.6 million, an increase of $62.3 million, or 10%, compared to the first six months of 2010, primarily from acquisitions and favorable foreign exchange. Sales grew organically by 1%.

David J. Coghlan, Chief Executive Officer, commented, “Compared to the second quarter of 2010, our organic sales increased by 1%, with increased sales in the North American wholesale and European OEM markets being substantially offset by reduced North American and European DIY sales. In the US, we found comparisons with the second quarter and first half of 2010 difficult. Our DIY channel customers were building inventories in the first half of 2010 in anticipation of a better economic environment and we saw more activity in the residential markets as homebuyers were taking advantage of an expiring tax credit. In the current quarter, we saw housing starts at almost historically low levels and commercial activity still lagging. Many of the economic headwinds we have been experiencing continue to affect our results. Our adjusted operating margins decreased 1.7 percentage points to 9.5% in the second quarter of 2011. We were not able to fully recover the increased costs of commodities in Europe and in the DIY market in North America. Copper, our main raw material, remained at stubbornly high levels. Additional price increases were implemented in the latter portion of the second quarter in North America and Europe and the full impacts of those increases has yet to be realized. Regarding the Socla acquisition, we were quite pleased with its initial results, as the business delivered better than expected profits on an adjusted basis, due to solid sales volume.”

Mr. Coghlan concluded, “Our days working capital, excluding the effect of the Socla acquisition, improved sequentially by 2 days due to better working capital management, while sales volume increased organically over the preceding quarter. We had free cash flow of $9.3 million in the first six months of 2011 as compared to free cash flow of $21.7 million for the same period of 2010. This decrease in free cash flow is partially due to an increase in inventory values which reflect higher commodity costs. At July 3, 2011, our net debt to capitalization ratio was 17.6%, compared to 5.2% at December 31, 2010. The increase was due to the cash utilized for, and debt incurred as part of, the Socla acquisition.”

In this press release we refer to non-GAAP financial measures (including adjusted operating income, adjusted operating margins, adjusted net income from continuing operations, adjusted earnings per share, free cash flow, net debt to capitalization ratio and days working capital) and provide a reconciliation of those non-GAAP financial measures to the corresponding financial measures contained in our consolidated financial statements prepared in accordance with GAAP. We believe that these financial measures are appropriate to enhance an overall understanding of our historical financial performance and future prospects. Operating income – as adjusted, adjusted operating margin, net income from continuing operations – as adjusted and diluted earnings per share – as adjusted eliminate certain expenses incurred in the periods presented that relate primarily to our global restructuring programs, impairment charges, significant legal settlements, significant termination benefits, due diligence costs, acquisition accounting costs, tax adjustments, other costs and related tax benefits. Management then utilizes these adjusted financial measures to assess the run-rate of the Company’s continuing operations against those of comparable periods without the distortion of those factors. Free cash flow, net debt to capitalization ratio and days working capital, which are adjusted to exclude certain cash inflows and outlays, and include only certain balance sheet accounts from the comparable GAAP measures, are an indication of our performance in cash flow generation and also provide an indication of the Company's relative balance sheet leverage to other industrial manufacturing companies. These non-GAAP financial measures are among the primary indicators management uses as a basis for evaluating our cash flow generation and our capitalization structure. In addition, free cash flow is used as a criterion to measure and pay certain compensation-based incentives. For these reasons, management believes these non-GAAP financial measures can be useful to investors, potential investors and others. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. In addition, the Company’s measure of free cash flow, net debt to capitalization ratio and days working capital may not be comparable to similarly titled measures reported by other companies.

Watts Water Technologies, Inc. will hold a live web cast of its conference call to discuss second quarter results for 2011 on Tuesday, August 2, 2011, at 5:00 p.m. Eastern Time. This press release and the live web cast can be accessed by visiting the Investor Relations section of the Company's website at www.wattswater.com. Following the web cast, an archived version of the call will be available at the same address until August 2, 2012.

Watts Water Technologies, Inc. is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.

This press release may include statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Watts Water Technologies’ current views about future results of operations and other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should” and “would” or similar words. You should not rely on forward-looking statements because Watts’ actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the following: the current economic and financial condition, which can affect levels of housing starts and remodeling, affecting the markets where the Company’s products are sold, manufactured, or marketed; shortages in and pricing of raw materials and supplies; loss of market share through competition; introduction of competing products by other companies; realization of price increases and pressure on prices from competitors, suppliers, and/or customers; changes in variable interest rates on Company borrowings; identification and disclosure of material weaknesses in our internal control over financial reporting; failure to expand our markets through acquisitions; failure or delay in developing new products; lack of acceptance of new products; failure to manufacture products that meet required performance and safety standards; foreign exchange rate fluctuations; cyclicality of markets, such as plumbing and heating wholesalers and home improvement retailers, in which the Company markets certain of its products; environmental compliance costs; product liability risks; the results and timing of the Company’s manufacturing restructuring plan; changes in the status of current litigation; the outcome of our investigation into potential violations of the Foreign Corrupt Practices Act; and other risks and uncertainties discussed under the heading “Item 1A. Risk Factors” in the Watts Water Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities Exchange Commission and other reports Watts files from time to time with the Securities and Exchange Commission. We do not intend to, and undertake no duty to, update the information contained in this Press Release, except as required by law.

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in millions, except per share information)

(Unaudited)

	Second Quarter Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2011	2010	2011	2010
STATEMENTS OF INCOME (LOSS)

Net sales	$375.7	$324.0	$705.6	$643.3

Net income from continuing operations	$12.9	$22.2	$24.0	$34.4
Income (loss) from discontinued operations	1.7	(0.1)	1.7	(4.2)
Net income	$14.6	$22.1	$25.7	$30.2

DILUTED EARNINGS PER SHARE

Weighted Average Number of Common Shares & Equivalents	37.8	37.4	37.7	37.3

Net income (loss) per share
Continuing operations	$0.34	$0.59	$0.64	$0.92
Discontinued operations	0.05	—	0.05	(0.11)
Net income	$0.39	$0.59	$0.68	$0.81

Cash dividends per share	$0.11	$0.11	$0.22	$0.22

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in millions, except share information)

(Unaudited)

	July 3,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$266.7	$329.2
Short-term investment securities	4.1	4.0
Trade accounts receivable, less allowance for doubtful accounts of
$9.9 million at July 3, 2011 and $8.9 at December 31, 2010	238.0	186.9
Inventories, net:
Raw materials	121.6	85.4
Work in process	28.7	36.4
Finished goods	166.6	143.8
Total Inventories	316.9	265.6
Prepaid expenses and other assets	25.0	18.4
Deferred income taxes	44.7	41.1
Assets held for sale	10.0	10.0
Assets of discontinued operations	1.6	1.8
Total Current Assets	907.0	857.0
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	525.1	450.5
Accumulated depreciation	(272.9)	(253.0)
Property, plant and equipment, net	252.2	197.5
OTHER ASSETS:
Goodwill	514.7	428.0
Intangible assets, net	195.1	152.6
Deferred income taxes	0.9	0.9
Other, net	10.5	10.1
TOTAL ASSETS	$1,880.4	$1,646.1

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$141.1	$113.9
Accrued expenses and other liabilities	118.9	115.6
Accrued compensation and benefits	48.0	42.6
Current portion of long-term debt	1.5	0.7
Liabilities of discontinued operations	3.9	5.8
Total Current Liabilities	313.4	278.6
LONG-TERM DEBT, NET OF CURRENT PORTION	474.4	378.0
DEFERRED INCOME TAXES	62.6	40.1
OTHER NONCURRENT LIABILITIES	51.5	47.9
STOCKHOLDERS' EQUITY:
Preferred Stock, $.10 par value; 5,000,000 shares authorized;
no shares issued or outstanding	—	—
Class A Common Stock, $.10 par value; 80,000,000 shares authorized;
1 vote per share; issued and outstanding: 30,258,181 shares in 2011
and 30,102,677 shares in 2010	3.0	3.0
Class B Common Stock, $.10 par value; 25,000,000 shares authorized;
10 votes per share; issued and outstanding: 6,953,680 shares in 2011
and 2010, respectively	0.7	0.7
Additional paid-in capital	414.7	405.2
Retained earnings	510.1	492.9
Accumulated other comprehensive income (loss)	50.0	(0.3)
Total Stockholders' Equity	978.5	901.5
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,880.4	$1,646.1

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in millions, except per share information)

(Unaudited)

	Second Quarter Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2011	2010	2011	2010
Net sales	$375.7	$324.0	$705.6	$643.3
Cost of goods sold	245.4	203.4	454.3	405.1
GROSS PROFIT	130.3	120.6	251.3	238.2
Selling, general & administrative expenses	98.2	84.8	195.2	173.1
Restructuring and other charges	5.5	2.5	6.6	5.8
OPERATING INCOME	26.6	33.3	49.5	59.3
Other (income) expense:
Interest income	(0.2)	(0.3)	(0.5)	(0.5)
Interest expense	6.7	5.4	12.6	10.6
Other, net	0.6	(0.6)	0.7	(0.8)
	7.1	4.5	12.8	9.3
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	19.5	28.8	36.7	50.0
Provision for income taxes	6.6	6.6	12.7	15.6
NET INCOME FROM CONTINUING OPERATIONS	12.9	22.2	24.0	34.4
Income (loss) from discontinued operations, net of taxes	1.7	(0.1)	1.7	(4.2)
NET INCOME	$14.6	$22.1	$25.7	$30.2

BASIC EPS
Net income (loss) per share:
Continuing operations	$0.34	$0.60	$0.64	$0.93
Discontinued operations	0.05	—	0.05	(0.11)
NET INCOME	$0.39	$0.59	$0.69	$0.82
Weighted average number of shares	37.6	37.2	37.6	37.2

DILUTED EPS
Net income (loss) per share:
Continuing operations	$0.34	$0.59	$0.64	$0.92
Discontinued operations	0.05	—	0.05	(0.11)
NET INCOME	$0.39	$0.59	$0.68	$0.81
Weighted average number of shares	37.8	37.4	37.7	37.3
Dividends per share	$0.11	$0.11	$0.22	$0.22

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in millions)

(Unaudited)

	Six Months Ended
	July 3,	July 4,
	2011	2010
OPERATING ACTIVITIES
Net income	$25.7	$30.2
Income (loss) from discontinued operations	1.7	(4.2)
Net income from continuing operations	24.0	34.4
Adjustments to reconcile net income from continuing operations to net cash provided by continuing operating activities:
Depreciation	16.1	15.9
Amortization of intangibles	9.3	6.6
Stock-based compensation	5.8	2.4
Deferred income tax benefit	(4.7)	(5.6)
Other	0.5	—
Changes in operating assets and liabilities, net of effects
from business acquisitions and divestures:
Accounts receivable	(14.0)	(28.6)
Inventories	(14.7)	(11.1)
Prepaid expenses and other assets	(4.0)	(10.0)
Accounts payable, accrued expenses and other liabilities	2.4	29.2
Net cash provided by continuing operating activities	20.7	33.2
INVESTING ACTIVITIES
Additions to property, plant and equipment	(12.0)	(12.0)
Proceeds from the sale of property, plant and equipment	0.6	0.5
Investments in securities	(4.1)	(4.0)
Proceeds from sale of securities	4.1	6.5
Business acquisitions, net of cash acquired	(162.9)	(36.1)
Net cash used in investing activities	(174.3)	(45.1)
FINANCING ACTIVITIES
Proceeds from long-term debt	184.0	75.0
Payments of long-term debt	(99.9)	(50.5)
Payments of capital leases	(1.3)	(0.6)
Proceeds from share transactions under employee stock plans	3.0	1.8
Tax expense (benefit) of stock awards exercised	0.4	(0.1)
Debt issuance costs	—	(3.2)
Dividends	(8.3)	(8.3)
Net cash provided by financing activities	77.9	14.1
Effect of exchange rate changes on cash and cash equivalents	13.2	(8.5)
Net cash used in operating activities of discontinued operations	—	(2.3)
Net cash provided by investing activities of discontinued operations	—	5.1
DECREASE IN CASH AND CASH EQUIVALENTS	(62.5)	(3.5)
Cash and cash equivalents at beginning of year	329.2	258.2
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$266.7	$254.7

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Amounts in millions)

(Unaudited)

Net Sales

	Second Quarter Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2011	2010	2011	2010

North America	$212.0	$206.3	$414.1	$404.8
Europe	157.8	112.1	281.8	228.6
China	5.9	5.6	9.7	9.9
Total	$375.7	$324.0	$705.6	$643.3

Operating Income (Loss)

	Second Quarter Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2011	2010	2011	2010

North America	$26.3	$29.0	$53.0	$56.6
Europe	6.9	11.6	16.6	22.2
China	0.9	0.8	1.7	(0.3)
Corporate	(7.5)	(8.1)	(21.8)	(19.2)
Total	$26.6	$33.3	$49.5	$59.3

Intersegment Sales

	Second Quarter Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2011	2010	2011	2010

North America	$0.8	$0.9	$1.7	$1.9
Europe	2.3	1.8	4.2	3.9
China	37.2	35.2	67.9	59.7
Total	$40.3	$37.9	$73.8	$65.5

TABLE 1

RECONCILIATION OF GAAP "AS REPORTED" TO THE "ADJUSTED" NON-GAAP EXCLUDING THE EFFECT OF ADJUSTMENTS

(Amounts in millions)

(Unaudited)

	Second Quarter Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2011	2010	2011	2010

Net sales	$375.7	$324.0	$705.6	$643.3

Operating income - as reported	$26.6	$33.3	$49.5	$59.3
Operating margin %	7.1%	10.3%	7.0%	9.2%

Adjustments:
Cost of goods sold - restructuring and other charges	—	0.6	—	1.3
Restructuring	5.2	2.5	6.3	5.6
Impairment charges	0.3	—	0.3	0.2
Acquisition accounting	3.6	—	3.6	—
Due diligence costs	—	—	1.1	—
CEO seperation costs	—	—	6.3	—
Legal settlements	—	—	(1.1)	—
	9.1	3.1	16.5	7.1

Operating income - as adjusted	$35.7	$36.4	$66.0	$66.4
Adjusted operating margin %	9.5%	11.2%	9.4%	10.3%

Net income from continuing operations - as reported	$12.9	$22.2	$24.0	$34.4

Adjustments - tax affected:
Cost of goods sold - restructuring and other charges	—	0.4	—	0.9
Restructuring	3.5	1.6	4.2	3.7
Impairment charges	0.2	—	0.2	0.1
CEO seperation costs	—	—	3.9	—
Legal settlements	—	—	(0.7)	—
Acquisition accounting	2.4	—	2.4	—
Due diligence costs	—	—	1.1	—
Tax adjustments	—	(2.8)	—	(1.3)
	6.1	(0.8)	11.1	3.4

Net income from continuing operations - as adjusted	$19.0	$21.4	$35.1	$37.8

Continuing operations earnings per share - diluted
Diluted earnings per share - as reported	$0.34	$0.59	$0.64	$0.92
Adjustments	0.16	(0.02)	0.29	0.09
Diluted earnings per share - as adjusted	$0.50	$0.57	$0.93	$1.01

TABLE 2

RECONCILIATION OF NET CASH PROVIDED BY CONTINUING OPERATIONS TO FREE CASH FLOW

(Amounts in millions)

(Unaudited)

	Six Months Ended
	July 3,	July 4,
	2011	2010

Net cash provided by continuing operations - as reported	$20.7	$33.2
Less: additions to property, plant, and equipment	(12.0)	(12.0)
Plus: proceeds from the sale of property, plant, and equipment	0.6	0.5
Free cash flow	$9.3	$21.7

TABLE 3

RECONCILIATION OF LONG-TERM DEBT (INCLUDING CURRENT PORTION) TO NET DEBT AND NET DEBT TO CAPITALIZATION RATIO

(Amounts in millions)

(Unaudited)

	July 3,	December 31,
	2011	2010

Current portion of long-term debt	$1.5	$0.7
Plus: Long-term debt, net of current portion	474.4	378.0
Less: Cash and cash equivalents	(266.7)	(329.2)
Net debt	$209.2	$49.5

Net debt	$209.2	$49.5
Plus: Total stockholders' equity	978.5	901.5
Capitalization	$1,187.7	$951.0

Net debt to capitalization ratio	17.6%	5.2%

TABLE 4

BALANCE SHEET METRICS

(Amounts in millions)

(Unaudited)

		Excluding Socla
	July 3,	July 3,	December 31,
	2011	2011	2010

Last 3 months sales annualized	$1,502.8	$1,391.8	1,266.7

Net receivables - last 4 month average	$223.1	$208.7	196.7
Receivable days	54.2	54.7	56.7

Net inventory - last 4 month average	$302.4	$291.4	276.1
Inventory days	73.5	76.4	79.5

Accounts payable - last 4 month average	$134.2	$129.2	111.9
Accounts payable days	32.6	33.9	32.2

Days Working Capital (Receivable days + Inventory days - Accounts Payable days)	95.1	97.4	104.0